Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

October 3, 2016 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	October 3, 2016

Settlement Date:	October 6, 2016 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)

Terms applicable to

Floating Rate Senior Notes due 2019

Aggregate Principal Amount:	$250,000,000

Maturity Date:	October 4, 2019

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from October 6, 2016

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+127 bps

Interest Payment Dates:	January 4, April 4, July 4 and October 4, commencing on January 4, 2017

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 1.270% per annum

Interest Reset Dates:	Quarterly on January 4, April 4, July 4 and October 4, commencing on January 4, 2017

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X BN5 / US37045XBN57

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Co-Managers:	BMO Capital Markets Corp. ICBC Standard Bank Plc Santander Investment Securities Inc. Cabrera Capital Markets, LLC Lebenthal & Co., LLC

Terms applicable to

2.350% Senior Notes due 2019

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	October 4, 2019

Public Offering Price:	99.971%, plus accrued and unpaid interest, if any, from October 6, 2016

Benchmark Treasury:	0.875% due September 15, 2019

Benchmark Treasury Yield:	0.910%

Spread to Benchmark Treasury:	T+145 bps

Coupon:	2.350%

Yield to Maturity:	2.360%

Interest Payment Dates:	April 4 and October 4, commencing on April 4, 2017

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+25 bps

CUSIP / ISIN:	37045X BP0 / US37045XBP06

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Co-Managers:	BMO Capital Markets Corp. ICBC Standard Bank Plc Santander Investment Securities Inc. Cabrera Capital Markets, LLC Lebenthal & Co., LLC

Terms applicable to

4.000% Senior Notes due 2026

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	October 6, 2026

Public Offering Price:	99.861%, plus accrued and unpaid interest, if any, from October 6, 2016

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Yield:	1.617%

Spread to Benchmark Treasury:	T+240 bps

Coupon:	4.000%

Yield to Maturity:	4.017%

Interest Payment Dates:	April 6 and October 6, commencing on April 6, 2017

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+40 bps prior to July 6, 2026 (the date that is three months prior to the final maturity date)

Par call on or after July 6, 2026 (the date that is three months prior to the final maturity date)

CUSIP / ISIN:	37045X BQ8 / US37045XBQ88

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Co-Managers:	BMO Capital Markets Corp. ICBC Standard Bank Plc Santander Investment Securities Inc. Cabrera Capital Markets, LLC Lebenthal & Co., LLC

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BNP Paribas Securities Corp., Attention: Syndicate Desk, 787 Seventh Avenue, New York, NY 10019, telephone: (800) 854-5674, email: nyk_elo@us.bnpparibas.com; Citigroup Global Markets Inc., Attention: General Counsel, 388 Greenwich Street, New York, NY 10013, telephone: (800) 831-9146, facsimile number: (646) 291-1469; Lloyds Securities Inc., Attention: Ken Cawley, 1095 Avenue of the Americas, 35th Floor, New York, NY 10036, telephone: (212) 827 3117, email: NALSIFinanceandOperations@lbusa.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, telephone: (800) 294-1322, email: dg.prospectus_requests@baml.com; and Mizuho Securities USA Inc., Attention: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022, telephone: (866) 271 7403.

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